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                                                                  EXHIBIT 5.1




July 23, 1997



CSS Industries, Inc.
1401 Walnut Street
Philadelphia, PA  19103


Ladies and Gentlemen:

We have acted as counsel to CSS Industries, Inc., a Delaware corporation (the "Company"), in connection with the registration of up to 2,292,722 shares (the "Shares") of its Common Stock, $.10 par value per share (the "Common Stock"), on a registration statement on Form S-8 (the "Registration Statement") filed pursuant to the Securities Act of 1933, as amended (the "Act"). The Shares will be issued pursuant to the Company's 1994 Equity Compensation Plan (the "1994 Plan") and 1985 Incentive Stock Option Plan (the "1985 Plan").

We have examined the Registration Statement and such corporate records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

Based on the foregoing, it is our opinion that the Shares will be, when issued in accordance with the terms of the 1994 Plan and the 1985 Plan, as the case may be, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,




/s/Morgan, Lewis & Bockius LLP